EXHIBIT H

	REORGANIZATION AGREEMENT

	REORGANIZATION AGREEMENT dated as of this 12th day of March 1993 among ELECTRONIC RETAILING SYSTEMS INTERNATIONAL, INC., a corporation organized and existing under the laws of the State of Connecticut (hereinafter referred to as the "General Partner"), ELECTRONIC RETAILING SYSTEMS INTERNATIONAL, INC., a corporation organized and existing under the laws of the State of Delaware (hereinafter referred to as the "Corporation"), and those persons listed on Schedule 1 attached hereto as limited partners (hereinafter referred to, collectively, as the "Limited Partners" and, individually, as a "Limited Partner") of ERS Associates Limited Partnership, a limited partnership organized and existing under the laws of the State of Connecticut (hereinafter referred to as the "Partnership").

	W I T N E S S E T H:

	WHEREAS, the Partnership is engaged in the development and commercialization of a fully-integrated electronic shelf labelling system; and

	WHEREAS, the Limited Partners own the entire limited partnership interest in the Partnership, and the Predecessor Corporation is the sole general partner thereof, pursuant to the terms of an Amended and Restated Agreement of Limited Partnership of the Partnership dated as of June 23, 1992 (hereinafter referred to as the "Partnership Agreement"); and

	WHEREAS, the Corporation has been incorporated to serve as a holding company for the business and assets of the Partnership and the General Partner pursuant to a reorganization (hereinafter referred to as the "Reorganization") whereby the Corporation: (i) will issue 1,421,250 shares of its common stock, $.01 par value (hereinafter referred to as the "Common Stock"), for all limited partnership interests in the Partnership, (ii) will issue
8,500,050 shares of Common Stock for all outstanding stock of the General Partner, (iii) will contribute the limited partnership interests in the Partnership to the General Partner, and (iv) will liquidate the Partnership and transfer ownership of all assets and liabilities of the Partnership to the Predecessor Corporation; and

	WHEREAS, the parties intend that, immediately following the Reorganization, the Corporation will consummate its first sale (hereinafter referred to as the "Initial Public Offering") to the public for cash through underwriters of shares of the Common
Stock, by means of a registration statement under the Securities Act of 1933, as amended (hereinafter referred to as the "Act");
and

	WHEREAS, in furtherance of the Reorganization: (i) the stockholders of the General Partner have entered into a Reorganization Agreement dated as of even date herewith (hereinafter referred to as the "Corporate Reorganization Agreement") with the Corporation and the General Partner, and (ii) the Limited Partners desire to exchange their interests in the Partnership for shares of Common Stock, and to terminate the Partnership Agreement and related agreements, upon the terms and subject to the provisions hereof;

	NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto do hereby agree as follows:

	ARTICLE I

	EXCHANGE OF LIMITED PARTNERSHIP INTERESTS

	1.1	Exchange of Limited Partnership Interests.

	Effective immediately prior to the consummation of the Initial Public Offering (the "Closing"), and contemporaneously with the effectuation of the exchange of shares contemplated under the Corporate Reorganization Agreement and the contribution to the General Partner of the principal amount of all stockholder loans to the Predecessor Corporation, and all accrued and unpaid interest thereon, and all shares of the capital stock of Amacrine International, Inc., a corporation organized and existing under the laws of Canada: (x) each Limited Partner hereby assigns, transfers and conveys to the Corporation, free and clear of all liens, charges and encumbrances of any nature whatsoever, all right, title and interest in and to the Partnership, in exchange for the number of shares of Common Stock set forth opposite its name on Schedule 1; and (y) all provisions of the Partnership Agreement (except for the provisions of Article XII thereof with respect to liquidation and dissolution), and of the letters dated, respectively, June 23, July 14, October 2, 1992 to the Partnership, the General Partner and the Limited Partners from Norton Garfinkle and Bruce F. Failing, Jr., shall terminate and have no further effect.

	1.2	Registration Rights Agreement.

	Contemporaneously herewith, the Corporation and the Limited Partners are entering into the registration rights agreement in the form of Exhibit A annexed hereto (the "Registration Rights
Agreement").

	1.3	Sale of Controlling Interest.

	In the event that any party offers to acquire, directly or indirectly, a "controlling interest" in the Corporation, the Corporation shall use its best efforts to ensure that such offer is not accepted until the offeror shall first, by written notice, have offered to purchase from each Limited Partner its entire interest in the Corporation on the same terms per share and the same price per share applicable to the "controlling interest" proposed to be sold. The Limited Partners, and each of the, shall have the right and option, in their respective sole discretion, to sell such interest upon such terms by giving written notice of such election to the Corporation and such offeror within 30 days after the receipt of the applicable offer under this Section 1.3.
 For purposes hereof, a "controlling interest" shall entail the possession, direct or indirect, of the power of cause the direction of the management and policies of the Corporation, whether through ownership of voting securities, or otherwise.

	1.4	Lock-Up Agreement.

	Contemporaneously herewith, the Limited Partners are each executing and delivering a lock-up letter in the form of Exhibit B annexed hereto.

	1.5	No Further Actions Required.

	The effectuation of the transactions contemplated hereby, including without limitation those set forth in Section 1.1 hereof, shall take place immediately prior to the Closing without any further actions by any Limited Partner.

	ARTICLE II

	REPRESENTATIONS AND WARRANTIES OF THE
	 CORPORATION AND THE GENERAL PARTNER

	The Corporation and the General Partner hereby, jointly and severally, represent, warrant and covenant that:

Section 2.1  Incorporation.

	The Corporation and the General Partner are corporations duly organized, validly existing and in good standing under the laws of their respective states of incorporation and have the full corporate power and authority to own or hold under lease all of their respective assets and properties which they own or hold under lease and to perform all of their respective obligations in accordance with this Agreement.

Section 2.2  Authorization.

	The execution and delivery by the Corporation and the General Partner of this Agreement, the performance by the Corporation and the General Partner of their covenants and agreements hereunder and the consummation by the Corporation and the General Partner of the transactions contemplated hereby have been duly authorized by all necessary corporate action. When executed and delivered by the Corporation and the General Partner, this Agreement shall constitute the valid and legally binding obligations of the Corporation and the General Partner enforceable against the Corporation and the General Partner in accordance with its terms, except as may be limited by bankruptcy, insolvency or other laws affecting generally the enforceability of creditors' rights and by limitation on the availability of equitable remedies.

Section 2.3  Conflicts.

	Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated herein, will violate any provision of the certification of incorporation or by-laws of either the Corporation or the General Partner or any law, rule, regulation, writ, judgment, injunction, decree, determination, award or other order of any court, government, or governmental agency or instrumentality, domestic or foreign, binding upon the Corporation or the General Partner or conflict with or result in any breach of any of the terms of or constitute a default under or result in the termination of the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance of any nature pursuant to the terms of any material contract or agreement to which the Corporation or the General Partner is a party or by which the Corporation or the General Partner or any of their respective assets are bound.

Section 2.4  Capitalization.

	Upon consummation of the Reorganization, the authorized capital stock of the Corporation will consist of 2,000,000 shares of preferred stock, $1.00 par value, none of which will be issued and outstanding, and 25,000,000 shares of Common Stock, 1,421,250 shares of which will be issued pursuant to this Agreement, and 8,500,050 shares of which will be issued pursuant to the Corporate Reorganization Agreement. Upon consummation of the Reorganization, the Corporation shall have assumed the 1993 Employee Stock Option Plan of the General Partner, authorizing the issuance of options with respect to 850,005 shares of Common Stock, options with respect to 725,104 shares of which will be outstanding and assumed by the Corporation upon consummation of the Reorganization, and the 1993 Director Stock Option Plan of the General Partner, authorizing the issuance of options with respect to 50,000 shares of Common Stock, none of which will be outstanding upon consummation of the Reorganization. The shares of Common Stock to be issued to the Limited Partners pursuant to the terms of this Agreement, when so issued, will be duly authorized, validly issued and outstanding, fully-paid and non-assessable shares, free and clear of all liens, charges, and encumbrances of any nature whatsoever.

Section 2.5  Disclosure.

	The Corporation has heretofore delivered to each Limited Partner a copy of its registration statement on Form S-1 (No. 33-59486), together with the preliminary prospectus therein, containing the balance sheets of the General Partner as and at December 31, 1992 and 1991 and the related statements of operations for the years ended December 31, 1992 and 1991 and the period from April 18, 1990 (date of inception) through December 31, 1990 (hereinafter refereed to as the "Financial Statements").
 The Financial Statements are true and correct in all material respects and have been prepared in conformity with generally accepted accounting principles consistently applied throughout the periods to which such financial statements relate, except as otherwise indicated therein. The Financial Statements fully and fairly present in all material respects, in conformity with such principles as so applied, the respective financial positions and results of operations of the General Partner at the dates shown and for the periods therein specified.

	ARTICLE III

	REPRESENTATIONS AND WARRANTIES OF THE LIMITED PARTNERS

	Each of the Limited Partners hereby represents, warrants and covenants that:

		(a)	He is a sophisticated investor familiar with the
types of risks inherent in an investment in the Corporation and has such business or financial experience that he is capable of protecting his own interests in connection with an investment in the Corporation.

		(b)	He has examined, or has had an opportunity to
examine before the date hereof, all information concerning the Corporation, the General Partner and the Partnership, and the exchange of interests hereunder, including all additional information which he has considered necessary to verify the accuracy of the information so received, and on the basis of such examination is thoroughly familiar with the business and affairs of the Corporation, the General Partner and the Partnership. He has had an opportunity to ask questions of and receive answers from the officers and directors of the Corporation, concerning the terms and conditions of the exchange contemplated hereunder, and all such questions have been answered to its full satisfaction.

		(c)	He does not intend or anticipate that his
investment in the Corporation be a source of income, is able to bear the substantial economic risks of the investment in the Corporation being made by him and can afford to retain the shares of Common Stock for an indefinite period of time without realizing any direct or indirect cash return, and at the present time can afford a complete loss of such investment.

		(d)	Except as permitted under the Act, he is acquiring
his shares of Common Stock for his own account, for investment purposes only, and not with a view to the sale or other distribution thereof, in whole or in part.

		(e)	He understands that: (i) the shares of Common
Stock are speculative investments and involve a high degree of risk; and (ii) there are substantial restrictions on the transferability of the shares of Common Stock.

		(f)	He understands that the shares of Common Stock
have not been registered under the Act in reliance on an exemption thereunder and that the shares of Common Stock have not been approved or disapproved by the United States Securities and Exchange Commission or by any other federal or state agency.

		(g)	He will not sell, transfer, pledge or otherwise
dispose of any shares of Common Stock until either of the following events has occurred: (i) he has received an opinion of counsel for the Corporation that registration thereof under the Act is not required; or (ii) a registration statement under the Act covering such shares of Common Stock and the disposition thereof has become effective under the Act. All shares of the Common Stock issued pursuant to this Agreement shall be endorsed with a legend to the foregoing effect, and stop-transfer instructions shall be issued with respect to such shares of Common Stock, as long as such shares of Common Stock are subject to such restrictions on disposition.

		(h)	He is an "accredited investor", as defined under
Regulation D promulgated pursuant to the Act.

		(i)	He owns the limited partnership interest in the
Partnership assigned, transferred and conveyed hereunder free and clear of any lien, charge or encumbrance of any nature whatsoever and has not granted any rights, options, claims or interests therein to any third party, and he has the right to assign, transfer and convey good and clear title to such interest to the Corporation hereunder, free and clear of any liens, charges, encumbrances or adverse claims.

		(j)	If a corporation or trust, the officer or trustee
executing this Agreement represents and warrants that he is authorized to so sign; that the corporation or trust is authorized by the articles (or certificate) of incorporation and bylaws of the corporation or by the trust agreement, as the case may be, to enter into this Agreement; and, in the case of a corporation will upon request of the Corporation or counsel to the Corporation, furnish to the Corporation a true and complete copy of the provisions of the articles (or certificate) of incorporation or by-laws, or both, authorizing the Corporation to enter into this Agreement as well as a copy (certified by the secretary or other authority officer) of appropriate corporate resolutions authorizing the exchange hereunder; and in the case of a trust, he will, upon request of the Corporation or counsel to the Corporation, furnish to the Corporation a true and correct copy of the provisions of the trust agreement authorizing the trustee to make such exchange.

		(k)	If a partnership, the partner executing this
Agreement represents and warrants that each one of the foregoing representations or agreements or understandings set forth herein applies to each partner; that he is authorized to so sign; upon request of the Corporation or counsel to the Partnership, he will furnish to the Corporation a true and correct coy of the provisions of the partnership agreement authorizing the executing partner to enter into this Agreement; in the case of any partner that is a trust, a trustee (or co-trustee) of the trust is
authorized by the trust agreement to enter into this Agreement;
and in the case of any partner that is a corporation, the
corporation will, upon request of the Corporation or counsel to the Partnership, furnish to the Corporation a true and correct copy of the provisions of the articles (or certificate) of
incorporation or by-laws, or both, 	authorizing the corporation to
enter into this Agreement, and a copy (certified by the secretary or other authorized officer) of appropriate corporate resolutions authorizing the exchange hereunder); and in the case of any partner that is a trust, he will, upon request of the Corporation or counsel to the Corporation, furnish to the Corporation a true and correct copy of the provisions of the trust agreement authorizing the trustee to make such exchange.

	ARTICLE IV

	MISCELLANEOUS

Section 4.1  Notices.

	Any notice, requests, or instructions hereunder to the Corporation, the General Partner or to any Limited Partner shall be in writing and shall be deemed to have been given when it (a) shall have been sent by certified or registered United States mail, postage pre-paid, or (b) shall have been delivered, in either case, if to the Corporation or the General Partner, to 372 Danbury Road, Wilton, Connecticut 06897, United States of America, or if to a Limited Partner to his address set forth on Schedule 1, or such other address as shall hereafter be designated by notice to the Corporation by a party.

Section 4.2  Entire Agreement.

	This Agreement and the documents referred to herein contain the entire agreement between the parties hereto with respect to the transactions contemplated hereby, and supersede all prior understandings, arrangements and agreements with respect to the subject matter hereof.

Section 4.3  Further Action.

	Each of the parties hereto shall use such party's best efforts to take such actions as may be necessary or reasonably requested by the other parties hereto to carry out and consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, each Limited Partner from time to time, at the request of the Corporation and without further consideration, shall execute and deliver further instruments of transfer and assignment and take such further action as the Corporation may reasonably require more effectively to transfer and assign to, and vest in, the Corporation the interests in the Partnership assigned hereunder.

Section 4.4  Expenses.

	Each of the parties hereto shall bear such party's own expenses in connection with this Agreement and the transactions contemplated hereby. Each Limited Partner shall be responsible for all taxes and governmental fees in connection with the transfer of its limited partnership interests hereunder.

Section 4.5  Governing Law.

	This Agreement shall be governed by and construed in accor-dance with the laws of the State of Delaware applicable in the case of agreements made and to be performed entirely within such state.

Section 4.6  Captions.

	The captions appearing herein are for the convenience of the parties only and shall not be construed to affect the meaning of the provisions of this Agreement.

Section 4.7  Counterparts.

	This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

Section 4.8  Third Party Beneficiaries; Termination.

	(a) The parties acknowledge that the agreements, representations and covenants contained herein are made for the benefit of, and may be relied upon by, underwriters of the Initial Public Offering, for which Montgomery Securities is acting as representative.

	(b) If the Closing has not occurred on or before August 31, 1993, the Reorganization will not be effected hereunder and this Agreement and the Registration Rights Agreement will terminate and have no further force or effect.

	IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the date first above written.

						ELECTRONIC RETAILING SYSTEMS
 						  INTERNATIONAL, INC., a
 						  Delaware corporation


						By s/Bruce F. Failing, Jr.
						   ---------------------------


						ELECTRONIC RETAILING SYSTEMS
						  INTERNATIONAL, INC., a
						  Connecticut corporation



						By s/Bruce F. Failing, Jr.
						   -----------------------------
							LIMITED PARTNERS:

						BY: ELECTRONIC RETAILING SYSTEMS
						    INTERNATIONAL, INC., a
						    Delaware corporation, as
						    Attorney-in-Fact for the
						    Limited Partners named in
						    Schedule 1 annexed hereto


						By s/Bruce F. Failing, Jr.
						   -------------------------------

										Schedule 1


Names and Address			Shares

Paul A. Biddelman
15 West 81st Street, Apt. 13B
New York, New York 10024		 22,500

Bruce R. Bockmann
2 East 70th Street, Apt. 12A
New York, New York 10021		 15,000

BVP Nominees Limited
Barfield House
St. Julian's Avenue
St. Peter Port
Guernsey, Channel Islands		150,000

Coral Partners
c/o Douglas Martin
Stephens Group, Inc.
111 Center Street
Little Rock, Arkansas 72201		 15,000

ERS Holdings, Inc.
103 Grand Rue Luxembourg
L-1661 Luxembourg			150,000

Rosemary Gough
11 Douglas Street
Toorak, Victoria 3142
Australia					  3,750

Island Trading Company, Inc.
400 Lafayette Street - 5th Floor
New York, New York 10003		108,750

F. Richard Northcott
Holly Lodge 5
Seymour Walk
London S.W.10 9NE
United Kingdom				 60,000

Rollins Investment Fund
2170 Piedmont Road N.E.
Atlanta, Georgia 30324		187,500

Seabury Holdings Corp.
c/o Hanseatic Corporation
375 Park Avenue - Suite 3801
New York, New York 10152		150,000


Stephens Group, Inc.
111 Center Street
Little Rock, Arkansas 72201		135,000

Talwood Limited
5 Quai de L'ile
1211 Geneva, Switzerland		 37,500

Andrew P. Terentjev/
 Laury M. Schwartzberg
155 Riverside Drive, Apt. 3A
New York, New York 10024		  3,750

Bettina Z. Trink
30 Rockefeller Plaza - Room 4220
New York, New York 10112-0153		  7,500

Nadia Wellisz
536 South Rimpau Boulevard
Los Angeles, California 90020		 15,000

Cecile E. Zilkha
30 Rockefeller Plaza
New York, New York 10112-0153		 30,000

Donald E. Zilkha
74 East 79th Street, Apt. 9B
New York, New York 10021		15,000

Ezra K. Zilkha
30 Rockefeller Plaza - Room 4220
New York, New York 10112-0153		 30,000

Selim K. Zilkha Trust
750 Lausanne Road
Los Angeles, California		210,000

BBVG Capital 2 - Fondo De Capital
 Riesgo
PS Castellana, 81
Madrid, Spain 28046			 37,500

Hanseatic Investments Limited, L.P.
c/o Hanseatic Corporation
375 Park Avenue, Suite 3801
New York, New York 10152		 15,000

Max M. Warburg
c/o M. M. Warburg-Brinckmann
Wirtz & Co.
Ferdinandstrasse 75
2000 Hamburg 1, Germany		 15,000


First Neck Corporation
c/o Larry B. Scheinfeld
KPMG Peat Marwick
599 Lexington Avenue
New York, New York 10022		  7,500






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